                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           BAXTER INTERNATIONAL INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

Letter to Stockholders
                                     Baxter International Inc.     847.948.2000
                                     One Baxter Parkway
                                     Deerfield, Illinois 60015

  [BAXTER LOGO]

  March 19, 1999

  To our Stockholders:

  The Board of Directors joins us in inviting you to attend the 1999 Annual Meeting of Stockholders. The meeting will be held at the Drury Lane Theatre in Oak Brook Terrace, Illinois, on Tuesday, May 4, 1999. The meeting will begin at 10:30 a.m. Central Time. Registration will begin at 9:00 a.m. and refreshments will be provided.

  This year marks a change at the chief executive officer level--an event that has occurred only three times before in Baxter's 68-year history. We look forward to discussing our plans for Baxter's future and reporting on the progress we made during 1998, a year in which our stock had a total return, including reinvested dividends, of 30 percent. In addition, we encourage you to read the enclosed 1998 Annual Report to Stockholders, which will give you insight into our plans for 1999 and beyond.

  We hope you will be able to attend the meeting and look forward to seeing you there.

  Sincerely,

  /s/ Harry M. Jansen Kraemer, Jr.         /s/ Vernon R. Loucks Jr.

  Harry M. Jansen Kraemer, Jr.             Vernon R. Loucks Jr.
  President and Chief Executive Officer    Chairman of the Board of Directors


                                               [LOGO] Printed on Recycled Paper

Letter to Stockholders
                            [LETTER TO STOCKHOLDERS]

Notice of Annual Meeting
                                     Baxter International Inc.
                                     One Baxter Parkway
                                     Deerfield, Illinois 60015
[BAXTER LOGO]

  March 19, 1999

  Notice of Annual Meeting of Stockholders

  The 1999 Annual Meeting of Stockholders of Baxter International Inc. will be held at the Drury Lane Theatre, 100 Drury Lane, Oak Brook Terrace, Illinois, on Tuesday, May 4, 1999 at 10:30 a.m. Central Time, for the following purposes:

  1. To elect three directors to hold office for three years;

  2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Baxter in 1999;

  3. To act on the stockholder proposal relating to cumulative voting in the election of directors; and

  4. To transact any other business which is properly presented at the meeting.

  Stockholders of record at the close of business on March 5, 1999 will be entitled to vote at the meeting. A list of these stockholders will be made available at The First National Bank of Chicago, 2122 West 22nd Street, Oak Brook, Illinois, for the 10-day period prior to the meeting.

  Even if you plan to attend in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. This year, our registered stockholders have the option of voting their shares through the Internet, by dialing a toll-free telephone number (from the United States or Canada) or by mailing the enclosed proxy card. Instructions for using these convenient services are described under the question "How do I Vote?" on page 2 of the enclosed proxy statement.

  Finally, if you receive more than one of these mailings at the same address, or if you wish to receive future mailings electronically, please follow the instructions on page 24 of the proxy statement under the heading "Reducing Mailing Expenses."

  By order of the Board of Directors,

  /s/ Jan Stern Reed

  Jan Stern Reed
  Corporate Secretary

--------------------------------------------------------------------------------

                                [BAXTER LOGO]
   Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015,
                                  847.948.2000

--------------------------------------------------------------------------------

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about March 19, 1999, to owners of shares of Baxter common stock in connection with the solicitation of proxies by the Board of Directors for the 1999 Annual Meeting of Stockholders.

                               Table of Contents

Questions and Answers about Voting.........................................   2

Management Proposals:
  Election of Directors--Proposal 1 on the Proxy Card......................   4
  Ratification of Appointment of Independent Accountants--Proposal 2 on the
   Proxy Card..............................................................   4

Board of Directors:
  Director Biographies.....................................................   5
  Corporate Governance.....................................................   7
  Committees of the Board..................................................   8
  Compensation of Directors................................................   9

Compensation Committee Report..............................................  10

Executive Compensation:
  Summary..................................................................  14
  Stock Option Grants......................................................  15
  Stock Option Exercises...................................................  16
  Long-Term Incentive Plan.................................................  17
  Pension Plan, Excess Plans and Supplemental Plans........................  17

Ownership of Baxter Stock:
  Stock Ownership of Directors and Officers................................  19
  Largest Stockholders.....................................................  20

Baxter's Financial Performance.............................................  21

Minority Stockholder Proposal:
  Cumulative Voting in the Election of Directors--Proposal 3 on the Proxy
   Card....................................................................  22
  Board of Directors' Statement Opposing Stockholders Resolution...........  23

Other Information:
  Attending the Annual Meeting.............................................  24
  Reducing Mailing Expenses................................................  24
  Cost of Proxy Solicitation...............................................  24
  Future Stockholder Proposals and Nominations.............................  25
  Directions to the Annual Meeting.........................................  26

Questions and Answers about Voting

  Your shares can only be voted at the Annual Meeting if you vote by proxy or if you are present and vote in person. Even if you expect to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. If you do wish to attend the Annual Meeting, please follow the instructions on page 24 under the heading "Attending the Annual Meeting."

Q:  Who is entitled to vote?
A: All common stockholders of Baxter as of the close of business on March 5, 1999 are entitled to vote. On that day, approximately 287,041,108 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:  How do I vote?
A: This year, we offer our registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

  . By mail, using the enclosed proxy card and postage-paid return envelope;

  . By telephone, using the toll-free number printed on your proxy card and following the instructions on the proxy card; or

  . Through the Internet, using the secure password printed on your proxy card and following the instructions on the proxy card.

Q:  What does it mean to vote by proxy?
A: It means that you give someone else the right to vote your shares in ac-cordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and our General Counsel (the "Proxyholders"). In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares for the election of the board's nomi-nees, for the ratification of the appointment of the independent accoun-tants and against the minority stockholder proposal.

Q:  On what am I voting?
A: There are three items on the agenda: election of three directors and rati-fication of the appointment of the independent accountants, both of which are supported by management, and the minority stockholder proposal, which is opposed by management.

Q:  What happens if other matters are raised at the meeting?
A: Although we are not aware of any matters to be presented at the Annual Meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in Baxter's bylaws, any proxies given will be voted by the Proxyholders in accordance with their best judgment unless you have indicated otherwise.

Q:  Is my vote confidential?
A: Whether voting in person, by mail, by telephone or through the Internet, you will be given the opportunity to request that your vote be treated as confidential. If you request confidential treatment, only the inspectors of election and the proxy tabulator will have access to your vote.

Q:  What if I submit a proxy and later change my mind?
A: If you have given your proxy and later wish to revoke it, you may do so by either: giving written notice to the Corporate Secretary, submitting an-other proxy bearing a later date (in any of the permitted forms),

Questions and Answers about Voting
    or casting a ballot in person at the Annual Meeting.

Q:  Who will count the votes?
A: Baxter's transfer agent, First Chicago Trust Company of New York, a divi-sion of Equiserve, will serve as proxy tabulator and tally the votes, and the results will be certified by the inspectors of election.

Q:  How is it determined whether a matter has been approved?
A: Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows. The three people receiving the largest number of votes cast at the Annual Meeting will be elected as directors. For each other matter, the affirmative vote of a ma-jority of the shares present or represented by proxy and entitled to vote is required for approval.

Q:  What constitutes a quorum?
A: A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes, abstentions and directions to withhold authority will be counted for purposes of determin-ing whether a quorum is present.

Q:  What effect does an abstention have?
A: Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same ef-fect as a vote against any of the other matters specified in the Notice of Annual Meeting.

Q:  What are broker non-votes?
A: Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed "rou-tine" by the New York Stock Exchange, such as the election of directors and ratification of the appointment of independent accountants. On non-routine matters, such as the minority stockholder proposal, nominees can-not vote, resulting in a so-called "broker non-vote." Broker non-votes have no effect on the outcome of any of the matters specified in the No-tice of Annual Meeting.

Q:  What shares are covered by the proxy card?
A: The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter's Dividend Reinvestment Plan, executive compensation plans, Employee Stock Purchase Plan, and shares credited to your Incentive Investment Plan account held in custody by the plan trustee, State Street Bank.

Q:  What if I am a beneficial holder rather than an owner of record?
A: If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Management Proposals

Election of Directors--Proposal 1 on the Proxy Card

  Baxter's certificate of incorporation divides its Board of Directors into three classes. Each year, the directors in one of these three classes are elected to serve a three-year term. At the Annual Meeting, three directors are proposed for election for a three-year term expiring in 2002. The Board has nominated the following persons for election, each of whom is currently a director of Baxter:

                               Martha R. Ingram
                         Harry M. Jansen Kraemer, Jr.
                                Fred L. Turner

  Information regarding each of the nominees follows this page. If any nominee for director becomes unavailable for election, the number of directors will be reduced. No nominations for director were received from stockholders, and no other candidates are eligible for election as directors at the Annual Meeting.

  The Proxyholders intend to vote the shares represented by proxy in favor of all of the Board's nominees, except to the extent a stockholder withholds authority to vote for the nominees.

  The Board of Directors recommends a vote FOR the election of all of the nominees for director.

Ratification of Appointment of Independent Accountants--Proposal 2 on the Proxy Card

  The Board of Directors, acting on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants for Baxter in 1999. The Board of Directors requests that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, the Board of Directors will consider the selection of another public accounting firm for 1999 and future years.

  One or more representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and they will be available to answer questions.

  Fees for services performed by PricewaterhouseCoopers LLP during 1998 relating to the audit of the consolidated annual financial statements, including statutory audits of foreign subsidiaries, aggregated approximately $2.7 million. Fees for other audit related services in 1998 aggregated approximately $1.0 million and fees for other consulting services in 1998 aggregated approximately $4.5 million.

  The Proxyholders intend to vote the shares represented by proxy in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants, except to the extent a stockholder votes against or abstains from voting on this proposal.

  The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for Baxter in 1999.

Board of Directors
Director Biographies

Nominees for Election as Directors (Term Expires 2002)

[PHOTO] Martha R. Ingram, age 63, has been a director of Baxter since 1987. Since 1995, Ms. Ingram has been the chairman of the board of Ingram Industries Inc., an inland waterway transportation company, a distributor of trade books and an automobile insurance company. She was first elected a director of Ingram Industries Inc. in 1981 and became its chief executive officer in 1996. Ms. Ingram also serves as a director of Ingram Micro, First American Corporation and Weyerhaeuser Company.

[PHOTO] Harry M. Jansen Kraemer, Jr., age 44, has been a director of Baxter since 1995. Mr. Kraemer has been president of Baxter since 1997 and Chief Executive Officer since January 1, 1999. From 1993 to 1997, he served as senior vice president and chief financial officer of Baxter. Mr. Kraemer also serves as a director of Comdisco Inc. and Science Applications International Corporation.

[PHOTO] Fred L. Turner, age 66, has been a director of Baxter since 1982. Mr. Turner is senior chairman of the board of directors of McDonald's Corporation, a restaurant licensor. Mr. Turner previously was chairman of the board and chief executive officer of McDonald's Corporation. He joined McDonald's in 1956. Mr. Turner also serves as a member of Ronald McDonald House Charities, and as a director of Aon Corporation and W.
                W. Grainger, Inc.

Directors Continuing in Office (Term Expires 2000)

[PHOTO] Walter E. Boomer, age 60, has been a director of Baxter since 1997. Since March 1997, General Boomer has served as president and chief executive officer of Rogers Corporation, a manufacturer of specialty materials for use in the communication, transportation, imaging and computer markets. From 1994 through 1996, he served as executive vice president of McDermott International Inc. and president of the Babcock & Wilcox Power Generation Group. In 1994, General Boomer retired as a general and assistant commandant of the United States Marine Corps after 34 years of service. General Boomer also serves as a director of Taylor Energy Company.

Board of Directors

[PHOTO] John W. Colloton, age 68, has been a director of Baxter since 1989. From 1971 to 1993, Mr. Colloton served as the director of the University of Iowa Hospitals & Clinics, and since 1993 he has been vice president of the University of Iowa for Statewide Health Services. Mr. Colloton also serves as a director of MidAmerican Energy Company, Inc., Wellmark Inc. (Iowa & South Dakota Blue Cross & Blue Shield), American Physician Partners, Inc., Iowa State Bank & Trust Company and the University of Pennsylvania Medical Center.

[PHOTO]         Susan Crown, age 40, has been a director of Baxter since 1993.
                Since 1984, Ms. Crown has been a vice president of Henry Crown and Company, which holds diversified manufacturing operations, real estate and securities. Ms. Crown also serves as a director of Illinois Tool Works, Inc. and The Northern Trust Corporation.

[PHOTO] Vernon R. Loucks Jr., age 64, has been a director of Baxter since 1975. Mr. Loucks has been chairman of the Board of Directors since 1987 and previously served as Baxter's chief executive officer from 1980 through 1998. Mr. Loucks was first elected an officer of Baxter in 1971. Mr. Loucks also serves as a director of Affymetrix, Inc., Anheuser-Busch Companies, Inc., The Dun & Bradstreet Corporation, Emerson Electric Co. and The Quaker Oats Company.

[PHOTO] Georges C. St. Laurent, Jr., age 62, has been a director of Baxter since 1992. From 1996 to 1998, Mr. St. Laurent served as chairman of Western Bank, a division of Washington Mutual, a financial institution. From 1988 to 1996, he served as chairman and chief executive officer of Western Bank. Mr. St. Laurent also serves as a director of Aames Financial Corporation and Perkin Elmer Corporation.

Directors Continuing in Office (Term Expires 2001)

[PHOTO] Pei-yuan Chia, age 60, has served as a director of Baxter since 1996. Mr. Chia was vice chairman of Citicorp and Citibank, N.A., its principal subsidiary, from 1994 to 1996 when he retired. From 1993 to 1996, he served as a director of Citicorp and Citibank, N.A., and assumed responsibility for their global consumer business in 1992. Between 1974 and 1992, Mr. Chia held various senior management positions in Citicorp and Citibank, N.A. and was Citibank, N.A.'s senior customer contact for corporate banking activities in Asia. Mr. Chia also serves as a director of American International Group, Inc. and Case Corporation

Board of Directors

[PHOTO] Mary Johnston Evans, age 69, has served as a director of Baxter since 1986. Mrs. Evans is a director of Household International, Inc., Sun Company, Inc., Delta Air Lines, Inc., The Dun & Bradstreet Corporation and Scudder New Europe Fund.

[PHOTO] Frank R. Frame, age 69, has served as a director of Baxter since 1992. Between 1976 and 1990, Mr. Frame held various senior management positions in The Hongkong and Shanghai Banking Corporation Limited, a financial institution from which he retired in 1990, including group legal adviser, executive director, and deputy chairman. From 1991 to 1998 he was an adviser to the board of directors of HSBC Holdings plc, a financial institution. Mr. Frame is currently chairman of the board of Wallem Group Limited, deputy chairman of the board of Time Products plc, and a director of Edinburgh Dragon Trust plc and The British Investment Trust plc.

[PHOTO] Arnold J. Levine, Ph.D., age 59, has served as a director of Baxter since 1994. In December 1998, Dr. Levine became the president of Rockefeller University. He was a professor of biology and the chairman of the molecular biology department at Princeton University from 1984 to 1998. Since 1982, Dr. Levine has been the chairman of Baxter's scientific advisory board. Dr. Levine serves as a director of Perkin Elmer Corporation.

[PHOTO] Monroe E. Trout, M.D., age 67, has served as a director of Baxter since 1995. Dr. Trout was chairman of the board, president and chief executive officer of American Healthcare Systems, a network of integrated health care systems, from 1987 until he retired in 1994. He was elected president and chief executive officer of American Healthcare Systems in 1986. Dr. Trout also serves as chairman of the board of Cytyc Corporation and as a director of Science Applications International Corporation and The West Company, Inc.

Corporate Governance

  The Board of Directors recognizes the importance of good corporate governance as a means of addressing the needs of Baxter's stockholders, employees, customers and community. Baxter first adopted formal corporate governance principles in 1995. In 1998, the Board of Directors adopted new Corporate Governance Guidelines which serve as flexible principles addressing the role of the Board of Directors in the areas of executive compensation, fiduciary oversight, strategic and succession planning, social responsibility and board elections. The Corporate Governance Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection, qualification and evaluation of directors. The Corporate Governance Guidelines are available upon request from Baxter's Corporate Secretary.

Board of Directors

  Pursuant to the Delaware General Corporation Law, under which Baxter is organized, the business, property and affairs of Baxter are managed under the direction of the Board of Directors. Members of the Board are kept informed of Baxter's business through discussions with the Chairman and officers, by reviewing materials prepared for them by management and by participating in meetings of the Board and its committees. During 1998, the Board held nine meetings and the committees held a total of 23 meetings. The aggregate attendance of all current directors at the total number of Board and committee meetings was over 95 percent.

Committees of the Board

  The Board of Directors has six committees. Each committee consists solely of directors who are not Baxter employees, except the Executive Committee as noted below. Baxter's bylaws contain a complete description of the duties of each committee.

  The Executive Committee consists of three directors, a majority of whom are not Baxter employees. The committee may exercise most of the powers of the Board, except those reserved to the Board by Baxter's bylaws or Delaware law. The Executive Committee did not meet in 1998. The current members of the Executive Committee are Vernon R. Loucks Jr. (chairman), Susan Crown and Fred
L. Turner.

  The Audit Committee consists of five directors. The committee assists the Board in fulfilling its responsibility for Baxter's accounting and financial reporting practices and provides a channel of communication between the Board and Baxter's independent accountants. The committee also reviews with the independent accountants the scope of the accountants' annual and interim examinations and examines the effectiveness of Baxter's accounting and internal control functions through discussions with the independent accountants and appropriate officers of Baxter. The Audit Committee met four times in 1998. The current members of the Audit Committee are Monroe E. Trout, M.D. (chairman), John W. Colloton, Frank R. Frame, Georges C. St. Laurent, Jr. and Fred L. Turner.

  The Compensation Committee consists of four directors. The committee determines compensation for officers and makes recommendations to the Board concerning compensation for the Chairman of the Board, and the President and Chief Executive Officer. It also exercises the authority of the Board relating to Baxter's employee benefit plans. The Compensation Committee met three times in 1998. The current members of the Compensation Committee are Georges C. St. Laurent, Jr. (chairman), Mary Johnston Evans, Frank R. Frame and Martha R. Ingram.

  The Finance Committee consists of four directors. Within limits established in Baxter's bylaws, the committee exercises the authority of the Board in connection with financial transactions and assists and advises the Board regarding Baxter's financial affairs. The Finance Committee met seven times in 1998. The current members of the Finance Committee are John W. Colloton (chairman), Pei-yuan Chia, Susan Crown and Arnold J. Levine, Ph.D.

  The Planning and Organization Committee consists of five directors. The committee assists and advises the Board in connection with Board membership, Board committee structure and membership, general organization and planning matters and corporate governance issues. The committee also considers director candidates. Pursuant to principles set forth in the Corporate Goverance Guidelines, the committee seeks candidates with high integrity, good judgment and breadth of experience, among other criteria. The Planning and Organization Committee met five times in 1998. The current members

Board of Directors
of the Planning and Organization Committee are Mary Johnston Evans (chairman), Walter E. Boomer, Susan Crown, Monroe E. Trout, M.D. and Fred L. Turner.

  The Public Policy Committee consists of four directors. The committee reviews the policies and practices of Baxter to ensure that they are consistent with its social responsibility to employees, customers and society. The Public Policy Committee met four times in 1998. The current members of the Public Policy Committee are Martha R. Ingram (chairman), Walter E. Boomer, Pei-yuan Chia and Arnold J. Levine, Ph.D.

Compensation of Directors

  Under the restricted stock plan for non-employee directors (the "Director Stock Plan"), each non-employee director receives a grant of 1,000 restricted shares of Baxter common stock as a retainer upon election or re-election to a three-year term. These restricted shares vest at the expiration of the director's term of office. In addition, each non-employee director receives 3,000 restricted shares of Baxter common stock as compensation upon election or re-election to a three-year term. These restricted shares vest in 1,000-share installments on the dates of the three annual meetings of stockholders following the date of election.

  Each non-employee director receives a $1,000 fee for each Board and each committee meeting attended. Members of committees receive an annual retainer of $3,000, and chairmen of committees receive an additional annual retainer of $4,000, except that members of the Executive Committee do not receive a retainer for their Executive Committee membership. Employee directors are not compensated separately for their Board or committee activities.

  Each non-employee director who retires at age 65 or older, with at least five years of Board service, receives upon retirement 1,000 restricted shares of Baxter common stock for each of his or her full years of service as a non-employee director, pursuant to the Director Stock Plan. These restricted shares vest six months after the grant date. Each non-employee director is eligible for medical benefits and life insurance benefits. Medical benefit payments in 1998 totaled $1,487 for all non-employee directors. No non-employee director life insurance benefits were paid in 1998.

  Restricted stock awarded under the Director Stock Plan vests as described above, unless specified corporate control changes occur, at which point all restrictions on the shares terminate. Until vested, the restricted stock may not be transferred or sold by the director. During the restriction period, the director has all of the other rights of a stockholder, including the right to receive dividends and vote the shares.

  In addition to the non-employee director compensation and benefits described above, Arnold J. Levine, Ph.D., receives an annual consulting fee for his services as chairman of Baxter's scientific advisory board. The members of Baxter's scientific advisory board also receive, from time to time, stock options which give them the opportunity to purchase Baxter common stock for up to ten years at the closing price of the common stock on the date of grant.

Compensation Committee Report

  The Compensation Committee of the Board of Directors (the "Committee"), comprised of four non-employee directors, establishes and monitors the total compensation program for the senior executives of Baxter and its subsidiaries.

Compensation Philosophy for Executive Officers

  The Committee's philosophy is to provide compensation opportunities which are structured to be competitive when compared to manufacturing companies of similar size, including health care and non-health care companies. This phi-losophy is intended to assist Baxter in attracting, retaining and motivating executives with superior leadership and management abilities. Consistent with this philosophy, the Committee reviews compensation data from surveys whose participants include the large companies in the Standard & Poor's Medical Products and Supplies Index and other large non-health care companies with which Baxter and its subsidiaries compete for executive talent ("comparable companies"). Based on the survey data, the Committee determines a total com-pensation structure for each officer, including Mr. Loucks, who served as Baxter's chief executive officer in 1998, consisting primarily of salary, cash bonus, restricted stock, and stock options. The proportions of these elements of compensation vary among the officers depending upon their levels of respon-sibility. The senior executive officers ordinarily receive a large portion of their total compensation through performance-based incentive plans, which place a greater percentage of their compensation at risk while more closely aligning their interests with the interests of Baxter's stockholders.

  The Committee's philosophy with respect to the $1 million cap on the tax-de-ductibility of executive compensation is to maximize the benefit of tax laws for Baxter's stockholders by seeking performance-based exemptions and the re-lated stockholder approval where consistent with Baxter's compensation poli-cies and practices.

Compensation Elements

  Salaries

  The Committee establishes salaries each year at a level intended to be com-petitive with the 50th percentile of salaries paid to executive officers in comparable companies. In addition, officer salaries are based on the officer's individual performance and experience in the position. For this reason, actual salaries for some executive officers are below the 50th percentile due to Baxter's practice of adjusting salaries over time rather than immediately when there are promotions into executive officer positions.

  Cash Bonuses

  Bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation (which, when combined with salary, is in-tended to provide total cash compensation up to the 60th percentile of total cash compensation paid to executives in comparable companies), but only if it is earned through achievement of specified performance goals. Each year, the Committee establishes a bonus range for each executive officer by utilizing the market data of comparable companies. The Committee also establishes per-formance goals and incorporates them in the officer cash bonus plan. After year-end results are reported, the Committee determines each officer's bonus based on the achievement of the specified performance goals and the officer's individual performance. Baxter achieved its net income growth and operational cash flow goals for 1998. Actual bonuses for 1998 ranged from 60 percent to 120 percent of the executive officers' bonus targets.

Compensation Committee Report

  Long-Term Incentives

  Since 1989, Baxter has maintained a Long-Term Incentive Plan (the "Incentive Plan") in which all executive officers and other selected executives partici-pate. The Incentive Plan has always been maintained under one of Baxter's stockholder-approved compensation programs. In November 1997, the Committee adopted an amended and restated version of the Incentive Plan, which was ap-proved by Baxter's stockholders at the 1998 Annual Meeting.

  The Incentive Plan incorporates a combination of performance-based re-stricted stock and stock options. The combined grant value of the restricted stock and stock options is intended to be competitive with the 67th percentile of the long-term incentive opportunities provided to the participants' coun-terparts in comparable companies. The mix of restricted stock and stock op-tions also is designed to be competitive with comparable companies. Each plan participant's total long-term incentive opportunity represents a mix of ap-proximately 35 percent performance-based restricted stock and 65 percent stock options. The restricted stock and stock options provided through the Incentive Plan are explained below.

  Restricted Stock

  Each participant in the Incentive Plan has a target number of restricted shares that can be earned annually if Baxter achieves the sales growth and op-erational cash flow goals established by the Committee and incorporated in the plan. The number of shares earned is then adjusted up or down based on Baxter's total rate of return to stockholders for the year compared to the to-tal rate of return achieved by the Standard & Poor's Medical Products and Sup-plies Index for the same year. The shares ordinarily vest one year after they are earned, if the participant remains employed by Baxter or one of its subsidiaries.

  Based on (i) Baxter's 1998 sales growth and its operational cash flow gener-ated over the three-year period ending December 31, 1998, and (ii) Baxter's 1998 total rate of return to stockholders compared to the 1998 total rate of return achieved by the Standard & Poor's Medical Products and Supplies Index, 150 percent of restricted share targets were earned under the Incentive Plan in 1998. The vesting and payout of the 1998 earned shares will occur on Decem-ber 31, 1999.

  Stock Options

  Stock options are granted annually to executive officers and the other par-ticipants in the Incentive Plan. The number of stock options granted to each executive officer and other participants in the Incentive Plan is determined in combination with the participant's annual target award of restricted stock based on market compensation data, as explained above under "--Long-Term In-centives." Stock options represent an additional vehicle for aligning manage-ment's and stockholders' interests, specifically motivating executives to re-main focused on the long-term value of Baxter common stock in addition to the specified performance goals in the cash bonus plan and Incentive Plan.

  1998 Supplemental Incentive Plan

  Because of the sales growth challenges Baxter faced in 1998 and because In-centive Plan participants were not eligible to earn restricted stock for 1997, the Committee approved a one-time 1998 supplemental incentive for all Incen-tive Plan participants. One part of the 1998 supplemental incentive gave each Incentive Plan participant a 1998 cash bonus range in addition to his or her bonus opportunity in the regular annual cash bonus plan. The second part of the 1998 supplemental incentive gave each incentive plan participant a stock option grant range in addition to his or her annual stock option grant in the Incentive Plan.

Compensation Committee Report

  The amount of the supplemental cash bonus and supplemental stock option earned was determined by the 1998 sales growth and operational cash flow goals established by the Committee. Based on Baxter's 1998 sales growth and opera-tional cash flow, each Incentive Plan participant earned a supplemental cash bonus and a supplemental stock option. The earned supplemental stock options were granted in February 1999 at an exercise price equal to the closing price of Baxter's common stock on the date of the grant.

Mr. Loucks' 1998 Compensation

  In 1998, Mr. Loucks participated in the same compensation plans provided to other executive officers. The Committee's general approach to setting Mr. Loucks' compensation was to be competitive with comparable companies and to have a majority of his compensation dependent on achievement of both Baxter performance goals established by the Committee and the performance of Baxter common stock. All compensation actions relating to Mr. Loucks were subject to the approval of the Board. The actions described in this report have been ap-proved.

  In 1998, Mr. Loucks received a 10 percent salary increase. Mr. Loucks' sal-ary for 1998, which was $900,000, was established based on the Committee's de-sire to target the 50th percentile of salaries paid to Mr. Loucks' counter-parts in comparable companies.

  The Committee also determined that Mr. Loucks earned a bonus of $845,000 for 1998 based on Baxter's achievement of its net income growth and operational cash flow goals for 1998. Baxter's success in 1998 reflects Mr. Loucks' con-tinued commitment to Baxter's strategy of global expansion and technological innovation.

  Mr. Loucks, like other participants in the Incentive Plan, earned 150 per-cent of his annual target award of restricted stock in 1998, based on Baxter's strong sales growth, operational cash flow and common stock performance for 1998.

  As a participant in the Incentive Plan, Mr. Loucks also received a 1998 sup-plemental cash bonus of $615,600, which is included in the total bonus shown for him in the Summary Compensation Table which appears on page 14. He also earned a supplemental stock option for 82,080 shares, which was granted to him in February 1999, on the same terms and conditions applicable to all other In-centive Plan participants who earned a supplemental stock option.

  Mr. Loucks also received a stock option for 950,000 shares of Baxter common stock in February 1998. This special stock option was granted for the specific purposes of motivating Mr. Loucks to implement a smooth transition of his re-sponsibilities as Baxter's Chief Executive Officer to Mr. Kraemer, who assumed the position of CEO as of January 1, 1999, and to recognize Mr. Loucks' past, current and future contributions to Baxter. The option terms and conditions are described in footnote 5 to the Option Grants Table which appears on page 15.

  Two noteworthy provisions of this special option grant are the exercise price and the term. Of the total 950,000 share stock option, 500,000 options were granted at the closing price of Baxter common stock on the date of grant. The remaining 450,000 options were granted at three different premium exercise prices ranging from 30 percent to 50 percent above the closing price on the date of the grant. In addition, the entire 950,000 share stock option expires in 7 years. This combination of premium pricing and a relatively short term further aligns Mr. Loucks' interests with the interests of all Baxter stockholders.

Compensation Committee Report

Relationship of Executive Compensation to Company Performance

  The Committee believes that management should be motivated and compensated based on Baxter's financial and common stock performance. For this reason, the Committee has emphasized the goals of sales growth, net income growth, opera-tional cash flow and common stock performance when determining compensation for all executive officers, as explained above. The Committee believes that strong financial performance, as expressed by sales growth, net income growth, operational cash flow and common stock performance, were the appropriate focus for 1998. These goals are also incorporated in Baxter's 1999 incentive plans for executive officers and other executives. Baxter's common stock returns im-proved in 1998 despite the continuing pressure on health-care costs. Total stockholder return, measured as the stock price plus dividend, rose 30 percent during 1998. Over the last five years, total stockholder return has increased at a compound annual growth rate of 28 percent--significantly higher than the Dow Jones Industrial Average and the Standard & Poor's 500 Composite Index.

                    Georges C. St. Laurent, Jr. (Chairman)
             Mary Johnston Evans  Frank R. Frame  Martha R. Ingram

Executive Compensation
Summary

  The following table shows, for the years ended December 31, 1998, 1997, and 1996, the compensation provided by Baxter and its subsidiaries to the Chairman of the Board and Chief Executive Officer and the four next most highly compensated executive officers in all capacities in which they served. The five individuals identified in the Summary Compensation Table are referred to as the "named executive officers" throughout this proxy statement.

                          Summary Compensation Table

                                                                    Long-Term Compensation
                                                            ---------------------------------------
                                     Annual Compensation           Awards          Payouts
                                  ------------------------- --------------------- ---------
                                                                                              All
                                                            Restricted Securities            Other
                                                              Stock    Underlying   LTIP    Compen-
                                  Salary    Bonus    Other   Award(s)   Options    Payouts  sation
Name and Principal Position  Year ($)(1)   ($)(1)   ($)(2)    ($)(3)      (#)      ($)(4)   ($)(5)
---------------------------------------------------------------------------------------------------
Vernon R. Loucks Jr.         1998 900,000 1,460,600 264,403    -0-      950,000         -0- 60,243
Chairman of the Board
 and                         1997 819,000   950,000 404,554    -0-      107,000   6,196,398 52,788
Chief Executive Officer
 (6)                         1996 751,000   800,000 325,592    -0-      396,600   1,774,234 50,016
---------------------------------------------------------------------------------------------------
Harry M. Jansen Kraemer,
 Jr.                         1998 560,770   743,000  60,246    -0-       85,000         -0- 35,078
President and                1997 476,808   600,000  50,094    -0-       42,400   1,184,323 24,097
Chief Executive Officer
 (6)                         1996 352,231   320,000   7,685    -0-      133,300     340,956 17,891
---------------------------------------------------------------------------------------------------
Jack L. McGinley             1998 360,000   466,750     690    -0-       36,000         -0- 19,538
Group Vice President         1997 345,000   275,000     374    -0-       25,000     565,959 17,397
Baxter Healthcare
 Corporation                 1996 311,538   220,000     -0-    -0-      107,700     340,956 14,824
---------------------------------------------------------------------------------------------------
Donald W. Joseph             1998 360,000   401,750   9,917    -0-       25,000         -0- 19,866
Group Vice President         1997 345,000   275,000  10,739    -0-       25,000     566,817 17,407
Baxter World Trade
 Corporation                 1996 306,000   210,000  11,920    -0-      107,900     340,956 15,108
---------------------------------------------------------------------------------------------------
Michael A. Mussallem         1998 360,000   401,750  22,970    -0-       36,000         -0- 17,284
Group Vice President         1997 345,000   245,000  10,671    -0-       25,000     566,514 17,500
Baxter Healthcare
 Corporation                 1996 301,539   230,000  13,148    -0-      106,500     340,956 14,494
---------------------------------------------------------------------------------------------------

(1) Amounts shown include cash compensation earned by the named executive officers during the year covered, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year during which they are earned. Bonus amounts for 1998 include amounts earned pursuant to the 1998 Supplemental Incentive Plan described on pages 11 and 12 as follows: Mr. Loucks--$615,600; Mr. Kraemer--$243,000; Mr. McGinley--$141,750; Mr. Joseph--$141,750; and Mr. Mussallem--$141,750.

(2) As permitted by the rules of the Securities and Exchange Commission (the "SEC"), this column excludes perquisites and other personal benefits for the named executive officer if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10 percent of the combined salary and bonus for that year. Accordingly, for Messrs. Kraemer, McGinley, Joseph and Mussallem, the amounts shown exclude such perquisites and only represent reimbursements for the payment of taxes. Of the amounts shown for Mr. Loucks, $108,535 in 1998, $112,636 in 1997, and $168,600 in 1996,
    represent the approximate incremental cost to Baxter for Mr. Loucks' personal use of company aircraft, which Baxter required for security reasons.

(3) Based on the $64.3125 closing price of Baxter common stock on December 31, 1998, the number and value of the aggregate restricted stock holdings of the named executive officers on that date are as follows: Mr. Loucks-- 110,747 shares ($7,122,416); Mr. Kraemer--42,519 shares ($2,734,503); Mr.
    McGinley--21,179 shares ($1,362,074); Mr. Joseph--21,162 shares
    ($1,360,981); and Mr. Mussallem--21,168 shares ($1,361,367). No new grants of restricted stock were made during 1998.

(4) Amounts shown represent the market value of earned restricted stock which vested under Baxter's Incentive Plan, on December 31, 1998, 1997 and 1996 (each a "Vesting Date"). The vested shares were earned as of the December 31 preceding each Vesting Date. Mr. Loucks' 1997 amount also includes 65,000 additional

Executive Compensation
   shares of restricted stock which he earned over the five-year period ended December 31, 1996 and which vested on December 31, 1997. These shares were granted to Mr. Loucks in 1992 in lieu of salary and bonus increases for the five-year period. No shares vested in 1998 for any of the named executive officers because Incentive Plan participants were not eligible to earn restricted stock for 1997.

(5) Amounts shown represent matching contributions in Baxter's Incentive Investment Plan, a qualified section 401(k) profit sharing plan, additional matching contributions in Baxter's deferred compensation plan and the dollar value of split-dollar life insurance benefits. Those three amounts, expressed in the same order as identified above, for the named executive officers are as follows: Mr. Loucks--1998 ($4,800, $50,700 and $4,743), 1997 ($4,800, $43,770 and $4,218) and 1996 ($4,500, $42,030 and $3,486);
    Mr. Kraemer--1998 ($4,800, $30,023 and $255), 1997 ($4,800, $19,104 and
    $193) and 1996 ($4,500, $13,267 and $124); Mr. McGinley--1998 ($4,800,
    $14,250 and $488), 1997 ($4,800, $12,150 and $447) and 1996 ($4,500, $9,946
    and $378); Mr. Joseph--1998 ($4,800, $14,250 and $816), 1997 ($4,800,
    $11,850 and $757) and 1996 ($4,500, $9,930 and $678); and Mr. Mussallem--
    1998 ($4,800, $12,210 and $274), 1997 ($4,800, $12,450 and $250) and 1996
    ($4,500, $9,796 and $198).

(6) Mr. Kraemer assumed the position of Chief Executive Officer on January 1, 1999, upon the retirement of Mr. Loucks from that position.

Stock Option Grants

  The following table contains information relating to the stock option grants made in 1998 to the named executive officers.

                              Option Grants Table
                                                                                   Potential Realizable Value at
                                                                                      Assumed Annual Rates of
                                                                                      Stock Price Appreciation
                                         Individual Grants                                for Option Term
                    ----------------------------------------------------------- ---------------------------------------
                                          Percent of
                         Number of       Total Options
                        Securities        Granted to    Exercise or
                        Underlying       Employees in    Base Price  Expiration
       Name         Options Granted (#) Fiscal Year (%) ($/Sh)(2)(3)    Date    0% ($)   5% ($)(4)         10% ($)(4)
--------------------------------------------------------------------------------------------------------------------------
Mr. Loucks                 950,000           19.8              (5)    2/17/2005  -0-       17,668,008        44,774,202
--------------------------------------------------------------------------------------------------------------------------
Mr. Kraemer                 85,000            1.8         61.0625    11/14/2008  -0-        3,264,160         8,272,021
--------------------------------------------------------------------------------------------------------------------------
Mr. McGinley                36,000            0.8         61.0625    11/14/2008  -0-        1,382,468         3,503,444
--------------------------------------------------------------------------------------------------------------------------
Mr. Joseph                  25,000            0.5         61.0625    11/14/2008  -0-          960,047         2,432,947
--------------------------------------------------------------------------------------------------------------------------
Mr. Mussallem               36,000            0.8         61.0625    11/14/2008  -0-        1,382,468         3,503,444
--------------------------------------------------------------------------------------------------------------------------
All Stockholders               N/A            N/A             N/A           N/A  -0-   10,995,037,824(6) 27,865,548,985(6)
--------------------------------------------------------------------------------------------------------------------------
All Optionees            4,806,000            100         various       various  -0-      184,320,000(7)    467,136,000(7)
--------------------------------------------------------------------------------------------------------------------------
Optionee Gain as %
 of All
 Stockholders'
 Gain                          N/A            N/A             N/A           N/A  N/A             1.68%             1.68%
--------------------------------------------------------------------------------------------------------------------------

                     Option Grants in Last Fiscal Year (1)


(1) In 1998, Baxter granted options on approximately 4.8 million shares of its common stock to approximately 2,800 employees at various exercise prices at different times during the year.

(2) Except for the options granted to Mr. Loucks as described in footnote 5 below, the exercise price shown for the named executive officers is the closing price of Baxter common stock on the date of the grant, which was November 16, 1998.

(3) Except for the options granted to Mr. Loucks as described in footnote 5 below, all options shown in this table as granted to the named executive officers become exercisable three years from the date of grant. The exercise price of the options may be paid in cash or in shares of Baxter common stock. If specified corporate control changes occur, all outstanding options will become exercisable immediately.

Executive Compensation

(4) Potential realizable values are calculated net of the option exercise price but before taxes associated with exercise. The assumed rates of stock price appreciation are set by rules of the Securities and Exchange Commission governing proxy statement disclosure and are not intended to forecast the future appreciation of Baxter common stock.

(5) Mr. Loucks was granted a stock option to purchase 950,000 shares of Baxter common stock. The exercise price for 500,000 shares is $56.1875, which was the closing price of Baxter common stock on February 17, 1998, the date of grant. The exercise price for 250,000 shares is $73.04, which was the closing price on the date of grant plus 30 percent. The exercise price for 100,000 shares is $78.66, which was the closing price on the date of grant plus 40 percent. The exercise price for the remaining 100,000 shares is $84.28, which was the closing price on the date of grant plus 50 percent. The stock option vests in four installments as follows: 400,000 options vest on December 31, 1999, 200,000 options vest on December 29, 2000, 175,000 options vest on December 28, 2001, and the remaining 175,000 options vest on December 27, 2002. The options vest in order of their exercise price, from lowest to highest. The entire stock option is subject to accelerated vesting in accordance with the following: if Baxter's total stockholder return, including reinvested dividends, for the two-year period ending December 31, 1999, is at least 30 percent, then all 950,000 options vest on December 31, 1999.

(6) The potential realizable values for all stockholders were calculated on the 286,329,110 shares of Baxter common stock outstanding on December 31, 1998. The potential realizable values were calculated assuming the stockholders purchased the Baxter common stock at $61.0625, the closing price on November 16, 1998.

(7) The potential realizable values for all optionees were calculated based on the approximately 4.8 million options that were granted to employees of Baxter at various exercise prices at different times during the year. The potential realizable values were calculated assuming that all of the options were granted at the $61.0625 exercise price.

Stock Option Exercises

  The following table contains information relating to the exercise of stock options by the named executive officers in 1998, as well as the number and value of their unexercised options as of December 31, 1998.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                       Number of Securities      Value of Unexercised
                                      Underlying Unexercised         In-the-Money
              Shares                        Options at                Options at
             Acquired                 Fiscal Year-End (#)(1)    Fiscal Year-End ($)(2)
            on Exercise    Value     ------------------------- -------------------------
   Name         (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----------------------------------------------------------------------------------------
Mr. Loucks    118,798    3,880,209     172,748     1,453,600    5,724,290   12,733,550
Mr.
 Kraemer        6,295      239,800      61,265       260,700    2,037,080    3,333,931
Mr.
 McGinley         -0-          N/A      56,222       168,700    1,905,239    2,534,819
Mr. Joseph     14,467      525,781      49,420       157,900    1,645,407    2,501,731
Mr.
 Mussallem      4,833      210,487      47,967       167,500    1,642,013    2,518,844
----------------------------------------------------------------------------------------

(1) The sum of the numbers under the Exercisable and Unexercisable columns of this table represents each named executive officer's total number of outstanding options.
(2) The dollar amounts shown under the Exercisable and Unexercisable columns of this table represent the number of exercisable and unexercisable options, respectively, which had an exercise price below the closing price of Baxter common stock on December 31, 1998, which was $64.3125, multiplied by the difference between such closing price and the exercise price of the options.

Executive Compensation

Long-Term Incentive Plan

  A description of Baxter's Long-Term Incentive Plan is contained in the Compensation Committee Report under the heading "Compensation Elements--Long-Term Incentives" and "--Restricted Stock" on page 11. No long-term incentive plan table is included in this proxy statement because no long-term incentive plan awards were granted to any of the named executive officers during 1998.

Pension Plan, Excess Plans and Supplemental Plans

  The table on the following page shows estimated annual retirement benefits payable to participants in Baxter's United States pension plan ("Pension Plan") whose employment terminates at normal retirement (age 65). The normal retirement benefit equals (i) 1.75 percent of an employee's Final Average Pay multiplied by the employee's number of years of Pension Plan participation, minus (ii) 1.75 percent of an employee's estimated primary social security benefit, multiplied by the employee's number of years of Pension Plan participation. The Final Average Pay is equal to the average of an employee's five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the earnings covered by the Pension Plan include salary, annual cash bonuses and other regular pay. The figures shown include benefits payable under the Pension Plan, Baxter's related defined benefit excess pension plan and supplemental plans for certain individuals. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Pension Plan's benefit formula and do not include Social Security benefits payable from the federal government. The estimated primary Social Security benefit used in the calculations is that payable for an individual attaining age 65 in 1998.

Executive Compensation

  Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive an unreduced Pension Plan benefit regardless of their actual age when they begin receiving their Pension Plan benefits.

                              Pension Plan Table

                               Estimated Annual Retirement Benefits
                           Years of Pension Plan Participation(1)(2)($)
                        -----------------------------------------------------------
      Final Average
      Pay(1)(2)($)        15          20          25           30            35
-----------------------------------------------------------------------------------
          300,000        74,400      99,200     124,000       148,800       173,800
          400,000       100,700     134,200     167,800       201,300       235,100
          500,000       126,900     169,200     211,500       253,800       296,300
          600,000       153,200     204,200     255,300       306,300       357,600
          700,000       179,400     239,200     299,000       358,800       418,800
          800,000       205,700     274,200     342,800       411,300       480,100
          900,000       231,900     309,200     386,500       463,800       541,300
        1,000,000       258,200     344,200     430,300       516,300       602,600
        1,100,000       284,400     379,200     474,000       568,800       663,800
        1,200,000       310,700     414,200     517,800       621,300       725,100
        1,300,000       336,900     449,200     561,500       673,800       786,300
        1,400,000       363,200     484,200     605,300       726,300       847,600
        1,500,000       389,400     519,200     649,000       778,800       908,800
        1,600,000       415,700     554,200     692,800       831,300       970,100
        1,700,000       441,900     589,200     736,500       883,800     1,031,300
        1,800,000       468,200     624,200     780,300       936,300     1,092,600
        1,900,000       494,400     659,200     824,000       988,800     1,153,800
        2,000,000       520,700     694,200     867,800     1,041,300     1,215,100
        2,100,000       546,900     729,200     911,500     1,093,800     1,276,300
-----------------------------------------------------------------------------------

(1) As of December 31, 1998, the named executive officers' years of Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Pension Plan are as follows:
    Mr. Loucks--32 years and $1,548,220; Mr. Kraemer--15 years and $680,600; Mr. McGinley--33 years and $501,842; Mr. Joseph--31 years and $509,448; and Mr. Mussallem--18 years and $462,002.

(2) Before 1995, Mr. McGinley managed operations of Baxter's subsidiaries in Canada and Japan. While he resided in those two countries, he did not accrue benefits in the Pension Plan. In 1995, in recognition of Mr. McGinley's service for Baxter outside the United States, Baxter provided Mr. McGinley with a non-qualified and unfunded pension supplement. The pension supplement will provide Mr. McGinley with the difference between
    (i) his actual accrued benefits under the Pension Plan and Baxter's Canadian Pension Plan and (ii) the benefit he would have accrued under the Pension Plan if his service in Canada and Japan were included in the Pension Plan. Also, the pension supplement provides him with five additional years of Pension Plan participation and five additional years of age. The 33 years of Pension Plan participation shown for Mr. McGinley includes the five additional years which he received through the pension supplement. The pension supplement is payable to Mr. McGinley at the same time he begins to receive his actual accrued benefit under the Pension Plan.

Ownership of Baxter Stock
Stock Ownership of Directors and Officers

  On February 19, 1999, there were approximately 286,934,424 shares of Baxter common stock outstanding. The following table sets forth information as of that date regarding beneficial ownership of Baxter's common stock by the named executive officers and directors, each of whom owned less than one percent of the outstanding common stock. The table also sets forth the total number of shares of Baxter common stock beneficially owned by all executive officers and directors of Baxter as a group, which amounted to 1.1 percent of the outstanding common stock.

                            Shares           Options
                         Beneficially      Exercisable   Restricted
         Name              Owned(1)       Within 60 days   Shares   Total(1)
-----------------------------------------------------------------------------------
Non-employee Directors:
  Walter E. Boomer           1,260              --          3,000       4,260
  Pei-yuan Chia              4,380              --          4,000       8,380
  John W. Colloton           1,020              --          3,000       4,020
  Susan Crown               16,000(2)           --          3,000      19,000(2)
  Mary Johnston Evans        7,134              --          4,000      11,134
  Frank R. Frame             4,695              --          4,000       8,695
  Martha R. Ingram          34,000              --          2,000      36,000
  Arnold J. Levine,
   Ph.D.                     6,386              --          4,000      10,386
  Georges C. St.
   Laurent, Jr.            252,283              --          3,000     255,283
  Monroe E. Trout, M.D.      9,385(3)           --          4,000      13,385(3)
  Fred L. Turner             9,561              --          2,000      11,561
Named Executive
 Officers:
  Vernon R. Loucks Jr.     182,855(4)         394,348     110,747     687,950(4)
  Harry M. Jansen
   Kraemer, Jr.             42,203            132,065      42,519     216,787
  Jack L. McGinley           5,957(4)         101,422      21,179     128,558(4)
  Donald W. Joseph          24,810(4)          94,820      21,162     140,792(4)
  Michael A. Mussallem      37,921             91,967      21,168     151,056
All directors, nominees
and executive officers
as a group (34 persons)    879,972(4)(5)    1,871,342     465,721   3,217,035(4)(5)
-----------------------------------------------------------------------------------

(1) Each individual has sole investment and voting power with respect to the shares listed, except as described herein. Includes shares held in joint tenancy with spouse over which the named individual shares voting or investment power as follows: Mr. Chia--1,000 shares; Mr. Kraemer--41,863 shares; Mr. Mussallem--12,921 shares; and all directors, nominees and executive officers as a group--169,568 shares. Includes shares not held directly by the named individual but held by or for the benefit of their spouses or minor children as follows: Dr. Levine--4,200 shares; Mr. Loucks--3,750 shares; Mr. Kraemer--170 shares; Mr. Joseph--845 shares; and all directors, nominees and executive officers as a group--15,737 shares.

(2) Includes 4,000 shares held in a trust of which Ms. Crown is a co-trustee, 1,000 shares held by a family partnership of which Ms. Crown is a partner, and 2,000 shares held by various trusts of which her minor children are beneficiaries. Ms. Crown disclaims beneficial ownership of such shares.

(3) Includes 7,385 shares held in a family trust with respect to which Dr. Trout disclaims beneficial ownership.

(4) Includes shares which the individual has a right to acquire within 60 days of February 19, 1999 pursuant to his or her participation in Baxter's Employee Stock Purchase Plan as follows: Mr. Loucks--160 shares; Mr. McGinley--200 shares; and Mr. Joseph--190 shares; and all executive officers as a group--2,440 shares.

(5) Includes shares beneficially owned as of January 31, 1999 by executive officers in Baxter's Incentive Investment Plan, a qualified 401(k) profit sharing plan, over which such executive officers have voting and investment power.

Ownership of Baxter Stock
Largest Stockholders

  As of December 31, 1998, the following persons were the beneficial owners of five percent or more of Baxter's common stock:

                                                                    Percent
                                               Amount and Nature of   of
       Name and Address of Beneficial Owner    Beneficial Ownership  Class
      ---------------------------------------------------------------------
       Putnam Investment Management, Inc. (1)
       The Putnam Advisory Company, Inc.
       One Post Office Square
       Boston, Massachusetts 02109              16,248,766 shares    5.7%
      ---------------------------------------------------------------------

(1) Based solely on information contained in the Schedule 13G filed with the SEC by Putnam Investments, Inc. ("PI") on behalf of itself, its parent company, Marsh & McLennan Companies, Inc. ("MMC"), and two investment management subsidiaries of PI, Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"). PAC reported that it had shared power to vote or direct the vote of 343,265 shares, and PIM and PAC reported that they had shared power to dispose or direct the disposition of 16,248,766 shares. MMC and PI reported no beneficial ownership of any of these shares. Pursuant to the rules under the Securities Exchange Act of 1934, PIM and PAC are deemed to be the beneficial owners of the shares shown because PIM and PAC have dispository power over these shares as investment managers, and PAC has shared voting power with various mutual funds over the shares held by each fund.

  Baxter is not aware of any other stockholder owning in excess of five percent of the outstanding common stock.

Baxter's Financial Performance

  The following graph compares the performance of Baxter's common stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Medical Products and Supplies Index. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the years assumes that $100 was invested on December 31, 1993 in each of Baxter, the Standard & Poor's 500 Index and the Standard & Poor's Products and Supplies Medical Index with investment weighted on the basis of market capitalization. The 1996 Baxter dividend includes the Allegiance Corporation stock dividend distributed in connection with the spin-off of Allegiance Corporation by Baxter on September 30, 1996. Historical results are not necessarily indicative of future performance.


                             [GRAPH APPEARS HERE]

-----------------------------------------------------------------------------
                           12/93    12/94    12/95    12/96    12/97    12/98
-----------------------------------------------------------------------------
Baxter International        $100     $121     $184     $210     $264     $344
-----------------------------------------------------------------------------
S&P 500 Index               $100     $101     $139     $171     $229     $294
-----------------------------------------------------------------------------
S&P Medical Products        $100     $119     $200     $230     $287     $413
 and Supplies Index
-----------------------------------------------------------------------------

Minority Stockholder Proposal

Stockholder Proposal Relating to Cumulative Voting in the Election of Directors--Proposal 3 on the Proxy Card

  Baxter has been informed that the following stockholder proposal will be presented for a vote at the 1999 Annual Meeting. The Board of Directors recommends a vote AGAINST this proposal; its reasons follow the stockholder's proposal and supporting statement.

Stockholder Proposal

  Baxter has been advised that Margaret R. and/or John J. Gilbert, 29 East 64th Street, New York, New York 10021-7043, as co-trustees under the will of Minnie D. Gilbert and as beneficial owners of 50 shares of Baxter common stock, and/or Martin Glotzer, 7061 N. Kedzie, Chicago, Illinois 60645, as the owner of 50 shares of Baxter common stock will have the following resolution presented at the annual meeting:

  RESOLVED: That the stockholders of Baxter International Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

Stockholder's Statement Supporting the Proposed Resolution

  Continued very strong support along the lines we suggest were shown at the last annual meeting when 31%, 3,743 owners of 67,761,708 shares, were cast in favor of this proposal. The vote against included 2,755 unmarked proxies.

  California law still requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio also has the same provision.

  The National Bank Act provides for cumulative voting. In many cases compa-nies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the di-rector or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons from becoming directors before they harm investors.

  Many successful corporations have cumulative voting. Example, Pennzoil de-feated Texaco in that famous case. Texaco's recent problems might have also been prevented with cumulative voting, getting directors on the board to pre-vent such things. Ingersoll-Rand, also having cumulative voting, won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any cri-teria used to evaluate management, Ingersoll-Rand, excels." In 1994 and 1995 they raised their dividend.

  Lockheed-Martin, as well as VWR Corporation, now have a provision that if anyone has 40% or more of the shares cumulative voting applies; it does apply at the latter company.

  In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights. Also, Hewlett Packard, a very successful company, has cumulative voting.

Minority Stockholder Proposal
  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

Board of Directors' Statement Opposing Stockholder Resolution

  The Board believes that cumulative voting for the election of directors would not serve the best interests of Baxter and its stockholders. According-ly, the Board recommends a vote AGAINST the proposed resolution for the rea-sons explained below.

  The Board firmly believes that cumulative voting would threaten to undermine effective Board functioning in at least two important respects. First, it is the Board's duty to represent the interests of all of the stockholders. To do so, each director must feel a responsibility toward all stockholders, without any special loyalty to any one group. From this perspective, cumulative voting is undesirable since directors elected by a particular group of stockholders may be primarily concerned with representing the interests of the narrow con-stituency that elected them rather than representing the interests of all stockholders. Directors should be elected based on their ability and commit-ment to represent the best interests of Baxter and its stockholders as a whole. This tenet is best served when each director is elected by a plurality of the stockholders.

  Second, cumulative voting introduces the possibility of partisanship among Board members, which could undermine the ability of the Board members to work together effectively. If narrow constituencies of stockholders were to elect "special interest" directors through cumulative voting, the resulting inabil-ity of those directors to exercise independent judgment could impair the Board's sound analysis and timely conduct of Baxter's business, to the detri-ment of Baxter and all of its stockholders. The variety and complexity of is-sues facing Baxter require that no actual or apparent "special influence" bring into question the objectivity of the Board's insight, perspective or counsel.

  The possibility of factionalism that cumulative voting presents has led to a trend against its adoption. Many companies have eliminated cumulative voting over the years and, overall, its presence has declined. The State of Califor-nia, considered among the most protective of stockholder interests, amended its state laws in 1989 to permit the repeal of cumulative voting. In support-ing the change, the Committee on Corporations of the Business Law Section of the State Bar of California argued:

    "While a healthy diversity of opinion and experience, as represented by independent directors, is desirable, factionalism is not appropriate in the board's essential executive function. The principal objective of a business enterprise should be profit and gain for its shareholders, not political accommodation of competing interests . . . Practical experience has shown that effective management of a corporation requires candor and consensus in the Boardroom, [not] rancor and contention."

  The Board believes that the present method of voting will continue to work as successfully in the future as it has in the past. Eleven of Baxter's thir-teen Board members are independent non-employee directors, and the Board's Planning and Organization Committee, which assists and advises the Board in connection with Board membership, consists solely of non-employee directors. This ensures that the Board will continue to act independently and in the best interests of all of Baxter's stockholders. The Board encourages stockholders to present director candidates to the Planning and Organization Committee. A summary of the process by which stockholders may present director candidates is included on page 25 of this proxy statement.

  For all of these reasons, the Board recommends a vote AGAINST cumulative voting in the election of directors.

Other Information

Attending the Annual Meeting

  The Annual Meeting will take place at the Drury Lane Theatre in Oak Brook Terrace, Illinois. A map showing the meeting location appears at the end of this proxy statement.

  Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representatives. If you plan to attend the Annual Meeting, simply indicate your intention by marking the designated box on the proxy card, or by following the instructions provided when you vote through the Internet or by telephone. Stockholders who wish to attend the Annual Meeting but do not wish to vote by proxy prior to the meeting may register at the door. Beneficial owners holding shares through a broker, bank, or other nominee, will be admitted upon proof of ownership.

Reducing Mailing Expenses

  Duplicates: If you received more than one copy of the 1998 Annual Report to Stockholders at the same address and you wish to reduce the number you receive, we will discontinue the mailing of the annual report on the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the instructions provided when you vote through the Internet or by telephone. At least one account at your address must continue to receive the annual report, unless you elect electronic delivery of future documents.

  Electronic Delivery: If you wish to view future proxy materials and annual reports through the Internet instead of receiving copies in the mail, simply indicate this by marking the appropriate box on your proxy card and providing your e-mail address or following the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting, but any registered stockholder may make this election by contacting Baxter's transfer agent, First Chicago Trust Company of New York, a division of Equiserve, at (201) 324-0498. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year and send you an e-mail message notifying you of the Internet address or addresses where you may access the proxy materials and annual report.

Cost of Proxy Solicitation

  Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to all stockholders, and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses in doing so at the rates approved by the New York Stock Exchange.

  In addition, Baxter has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005 to assist in the distribution and solicitation of proxies. Baxter has agreed to pay D.F. King & Co., Inc. a fee of $10,000 plus expenses for these services.

Other Information
Future Stockholder Proposals and Nominations

  Any stockholder who intends to present a proposal at Baxter's annual meeting to be held in 2000, and who wishes to have a proposal included in Baxter's proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 20, 1999 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

  Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by Baxter's bylaws. The bylaws, which are available upon request from the Corporate Secretary, require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Corporate Secretary not fewer than 60 and not more than 90 days before the anniversary date of the previous year's annual meeting.

  The bylaws also provide that nominations for director may only be made by the Board of Directors (or an authorized board committee) or by a stockholder entitled to vote who sends notice to the Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year's annual meeting.

  To be eligible for consideration at the 2000 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between February 4 and March 5, 2000. This advance notice period is intended to allow all stockholders to have an opportunity to consider all business and nominees expected to be considered at the meeting.

  All submissions to, or requests from, the Corporate Secretary should be made to Baxter's principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

By order of the Board of Directors,


/s/ Jan Stern Reed

Jan Stern Reed
Corporate Secretary

Deerfield, Illinois
March 19, 1999

Other Information
Directions to the Annual Meeting

                             [MAP APPEARS HERE]

From downtown Chicago:                   From O'Hare Airport:
Take I-290 West to I-88 West,            Take I-190 East to I-294 South,
Immediately after you pay the first      Take I-294 South to I-88 West,
toll on I-88, exit at Cermak Road        Immediately after you pay the first
sign, which exits onto Spring Road,      toll on I-88, exit at Cermak Road
Proceed straight at stop light on        sign, which exits onto Spring Road,
Spring Road,                             Proceed straight at stop light on
You will then pass through two stop      Spring Road,
lights and will pass the Hyatt on        You will then pass through two stop
your right,                              lights and will pass the Hyatt on
After the second stop light, turn        your right,
right onto Drury Lane,                   After the second stop light, turn
Turn left at Drury Lane Entrance         right onto Drury Lane,
sign.                                    Turn left at Drury Lane Entrance
                                         sign.

From the Western suburbs:

Take I-88 East, exit at Midwest          From Baxter Corporate Headquarters
Road,                                    in Deerfield:
After paying toll, turn right at         Take I-294 South to I-88 West,
stop light onto Midwest Road,            Immediately after you pay the first
Turn right at stop light onto 22nd       toll on I-88, exit at Cermak Road,
Street,                                  Proceed straight at stop light on
Turn left at stop light onto Route       Spring Road,
83 (Kingery Highway),                    You will then pass through two stop
Proceed straight on Route 83 (past       lights and will pass
Oak Brook Shopping Center) to            the Hyatt on your right,
Butterfield/Roosevelt Road,              After the second stop light, turn
Exit to right onto                       right onto Drury Lane,
Butterfield/Roosevelt Road and           Turn left to the Drury Lane
proceed to Drury Lane (South),           Entrance sign.
Turn right at Drury Lane Entrance
sign.

                                                                            8552
[X] Please mark your votes as in this example.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR election of directors, FOR proposal 2 and AGAINST proposal 3.

--------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------
1. Election of Directors (See Reverse).

        FOR             WITHHOLD
        [_]               [_]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------
2. Ratification of independent accountants.

        FOR   AGAINST   ABSTAIN
        [_]     [_]       [_]

--------------------------------------------------------------------------------
         The Board of Directors recommends a vote AGAINST proposal 3.
--------------------------------------------------------------------------------
3. Proposal relating to cumulative voting in the election of directors.

        FOR   AGAINST   ABSTAIN
        [_]     [_]       [_]

Mark the box if you want your votes treated as confidential. [_]

Mark the box if you will attend the Annual Meeting. [_]

Mark the box if you have more than one account and want to discontinue receiving multiple copies of future annual reports. [_]

Mark the box and provide your e-mail address in the comments section on the back of this card if you would like to receive future proxy materials in electronic format only. [_]


SIGNATURE (S)_________________________________________ DATE_____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

                           . FOLD AND DETACH HERE .




Baxter encourages you to take advantage of new and convenient ways to vote your shares on the matters to be covered at the 1999 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. If you vote through the Internet or by telephone, use the voter control number printed in the box above, just below the perforation. Your vote authorizes the named proxies to act in the same manner as if you marked, signed, dated and returned the proxy card.

1. Vote through the Internet. Log on to the Internet and go to the web site http://www.vote-by-net.com. Internet voting is available 24 hours a day, 7 days a week until 24 hours prior to the Annual Meeting. Have this proxy card in hand when you log on and follow the step-by-step instructions provided on the screen.

2. Vote by phone. United States and Canadian stockholders may call 1-800-OK2-Vote (1-800-652-8683) from any touch-tone telephone. Telephone voting is available 24 hours a day, 7 days a week until the Annual Meeting begins. Have your proxy card in hand when you call. To vote as the Board of Directors recommends on ALL proposals, press 1. Your vote will be confirmed and cast as directed and the call will end. If you wish to vote on each proposal separately, press 2.

3. Vote by mail -- Mark, sign and date your proxy card (above) and return it in the postage-paid envelope herein provided or otherwise return it to Baxter, P.O. Box 8616, Edison, New Jersey 08818-8616.

                            Thank You For Your Vote

                                 [BAXTER LOGO]
                           Baxter International Inc.
                              One Baxter Parkway
                        Deerfield, Illinois 60015-4633

PROXY


PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 4, 1999
Solicited by the Board of Directors of Baxter International Inc.

The undersigned hereby appoint(s) Vernon R. Loucks Jr. and Thomas J. Sabatino, Jr., and each of them, as proxyholders, with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Reinvestment Plan or the Employee Stock Purchase Plan) at the Annual Meeting of Stockholders to be held on May 4, 1999, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxyholders will vote: for the election of the three nominees for director listed hereon; in accord with the Board of Directors' recommendations on the matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting.

-------------------------------------------
 Election of Directors, Nominees:

 01 Martha R. Ingram
 02 Harry M. Jansen Kraemer, Jr.
 03 Fred L. Turner
-------------------------------------------

Comments/Change of Address/E-Mail Address

--------------------------------------
--------------------------------------
--------------------------------------
--------------------------------------
--------------------------------------

To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, please sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.
                                                                   -------------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                   -------------

                           . FOLD AND DETACH HERE .




              ELECTRONIC DISSEMINATION OF FUTURE PROXY MATERIALS

If you wish to view future proxy materials and annual reports through the Internet instead of receiving copies in the mail, simply indicate this by marking the appropriate box on the other side of this proxy card and providing your e-mail address in the comments section above or by following the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting, but any registered stockholder may make this election by contacting Baxter's transfer agent, First Chicago Trust Company of New York, at (201) 324-0498. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual report to you beginning next year and send you an e-mail message notifying you of the Internet address or addresses where you may access the proxy materials and annual report.